UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

CH ENERGY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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News Release

June 11, 2012

For Release:	Immediately
Contact:	Denise D. VanBuren, (845) 471-8323

Leading Proxy Advisory Firms ISS & Glass Lewis Recommend

CH Energy Shareholders Vote “FOR” Proposed Merger with Fortis

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today announced that both Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), two leading independent proxy advisory firms, recommend that CH Energy shareholders vote “FOR” the merger proposal providing for the acquisition of CH Energy by Fortis Inc.

“We are extremely pleased that both ISS and Glass Lewis support the proposed merger between CH Energy Group and Fortis,” said Steven V. Lant, Chairman of the Board and Chief Executive Officer of CH Energy Group. “Their reports recognize the benefits of the transaction that we have proposed.

“This merger is unusual in that it will allow Central Hudson to operate largely as a standalone entity, with little change in day-to-day operations. At the same time, a merger with Fortis will provide new opportunities for our customers, employees and communities. Importantly, this transaction delivers significant value to CH Energy Group shareholders and provides one of the highest premiums above an all-time high closing price of any utility acquisition in last decade,” he said.

In its report dated June 7, 2012, ISS stated:

•

“Vote FOR the proposed transaction in light of the premium offered – to both recent share prices and the company’s all-time-high – and positive market reaction to the announcement, as well as the lack of any competing offers since the transaction was announced.”*

Both ISS and Glass Lewis recommend that CH Energy shareholders also vote “FOR” the advisory vote on executive compensation based on or related to the merger and “FOR” the adjournment proposal.

As previously announced, CH Energy and Fortis entered into a definitive agreement on February 21, 2012, under which Fortis will acquire CH Energy Group for an aggregate purchase price of approximately U.S. $1.5 billon, including the assumption of approximately U.S. $500 million of debt. The all-cash transaction will provide U.S. $65 per share to common shareholders of CH Energy Group, parent company of Central Hudson Gas & Electric Corporation, an approximate 10.5 percent premium above CH Energy Group’s closing stock price on February 17, 2012, the last trading day before the announcement; a premium of 13.1 percent above its most recent 20-day trading average of $57.49; and approximately ten times its 2011 EBIDTA (Earnings Before Interest, Taxes, Depreciation and Amortization). Subject to shareholder approval, regulatory approvals and other customary closing conditions, the transaction is expected to close in the first quarter of 2013.

CH Energy will hold a special meeting of its shareholders to consider and vote upon, among other things, the proposal to adopt the merger agreement and approve the merger between CH Energy and Fortis on Tuesday,

*	Permission to use quotations was neither sought nor obtained.

June 19, 2012, at 9:00 a.m. Eastern Time at CH Energy’s offices, 284 South Avenue, Poughkeepsie, New York, 12601-4839. CH Energy shareholders of record as of the close of business on May 7, 2012, will be entitled to vote at the special meeting.

Shareholders who have any questions or need assistance in voting their shares should contact CH Energy’s proxy solicitor, D.F. King & Co., Inc. toll-free at (800) 207-3158 or call collect at (212) 269-5550.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly an energy delivery company headquartered in Poughkeepsie, NY. Regulated transmission and distribution subsidiary Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 56,000 customers in the Mid Atlantic Region.

CH Energy Group’s mission is to provide electricity, natural gas, petroleum and related services to an expanding customer base in a safe, reliable, courteous and affordable manner; to produce growing financial returns for shareholders; to foster a culture that encourages employees to reach their full potential; and to be a good corporate citizen.

Forward-Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc.’s and Central Hudson Gas & Electric Company’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the acquisition by a subsidiary of Fortis, Inc. and the expected timing of the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the proposed Fortis transaction will not be satisfied or waived; the ability to obtain shareholder and regulatory approvals of the proposed Fortis transaction on the timing and terms thereof; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism; and other factors described in, or incorporated by reference in, CH Energy Group Inc.’s proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”). CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

Additional Information about the Proposed Fortis Transaction and Where to Find It

This communication is being made in respect of the proposed merger transaction involving CH Energy Group and Fortis and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group filed a definitive proxy statement with the SEC on May 9, 2012, and may file other relevant materials with the SEC as well. Before making any voting or investment decision, investors and security holders of CH Energy Group are urged to read the proxy statement, and other relevant materials filed with the SEC when they become available, because they will contain important information about the proposed acquisition and related matters. The proxy statement has been mailed to CH Energy Group shareholders. Investors and shareholders may obtain a free copy of the proxy statement and other documents filed by CH Energy Group at the SEC’s Web site, www.sec.gov. These documents (when they are available) can also be obtained by investors and shareholders free of charge from CH Energy Group at CH Energy Group’s website at www.chenergygroup.com, or by contacting CH Energy Group’s Shareholder Relations Department at (845) 486-5204.

Participants in the Solicitation of Proxies

CH Energy Group, Fortis and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from shareholders of CH Energy Group in connection with the proposed acquisition. Information about CH Energy’s directors and executive officers may be found in its 2011 Annual Report on Form 10-K filed with the SEC on February 16, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Shareholders filed with the SEC on March 21, 2012. Information about Fortis’ directors and executive officers may be found in its Management Information Circular available on its website at www.fortisinc.com. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger is included in the proxy statement filed with the SEC on May 9, 2012 and may be included in other relevant materials filed with the SEC when they become available.